EXHIBIT 23.2

To the Board of Directors

United Health Products, Inc.

We hereby consent to the use in the foregoing Registration Statement on Form S-3 of our report dated March 30, 2021, regarding the financial statements of United Health Products, Inc. as of December 31, 2020, and to the reference to our firm under the heading " Experts" in the Registration Statement.

/s/ Mac Accounting Group, LLP

Midvale, Utah

June 29, 2021